EXHIBIT 4.12


                             Description of Specimen
                                Stock Certificate

     The logo of Haynes International, Inc. (the "Corporation") is centered at the top of the specimen stock certificate. The Corporation's name appears centered under the logo with the following text centered below it: "Incorporated under the laws of the State of Delaware."

     Below such language on the right side of the certificate is the CUSIP number for the Common Stock, which is 420877 10 2, and on the left side of the certificate the following statement appears: "SEE REVERSE SIDE FOR CERTAIN DEFINITIONS."

     Below the aforementioned information is the following language "This certifies that _______ is the owner of ___________." After such text is the following language:

     "FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, $.01 PAR VALUE PER SHARE, OF HAYNES INTERNATIONAL, INC. transferable only on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to the provisions of the Certificate of Incorporation of the Corporation, as may be amended from time to time. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers."

     At the bottom, the certificate is dated and is signed under the Corporation's seal by Joseph F. Barker, Secretary of the Corporation, and Michael D. Austin, President of the Corporation.

     The name of the transfer agent and registrar, National City Bank, is identified on the right side of the certificate.

     On the back of the specimen stock certificate, which is turned lengthwise, the name of the Corporation appears in the center at the top. The following text appears below the Corporation's name:

     "The Certificate of Incorporation, as amended, of the Corporation provides for the issuance of shares of preferred stock with such rights as may be determined, in whole or in part, by the Board of Directors prior to the issuance thereof. The Corporation will furnish without charge to each stockholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights."

     Below such language is an explanation of the abbreviations used on the face of the certificate followed by a standard endorsement block.